EXHIBIT 11

              STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION

                                                      Three Months Ended
                                                          March 31
                                                     1996           1995
                                                       ($ thousands,
                                                   except per share data)

PRIMARY:
Average shares outstanding                       19,516,539      19,513,708
Net effect of dilutive stock options -
  Based on the treasury stock method using
  average market price                                    -          52,696
                                                 ----------      ----------
Average common shares outstanding                19,516,539      19,566,404
                                                 ==========      ==========

Net income (loss)                                $  (9,559)      $    5,142
Less: Preferred stock dividend                        1,075           1,075
                                                 ----------      ----------
Net income (loss) available for common           $ (10,634)      $    4,067
                                                 ==========      ==========
Per common and common equivalent share:
  Net income (loss) per common share             $   (0.54)      $     0.21
                                                 ==========      ==========

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